Exhibit 3

Neffs Bancorp, Inc.	Table of Contents

TABLE OF CONTENTS

I.	Valuation Report: Value range of Neffs Bancorp common stock absent a going private transaction.

II.	Going Private Analysis: Value range of Neffs Bancorp common stock in a going private transaction.

III.	Tables: Tables referenced in Valuation Report and Going Private Analysis.

www.danielsonassociates.com ● (240) 207-2306

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Valuation Report

I - VALUATION REPORT

Overview

Neffs Bancorp, Inc., of Neffs, Pennsylvania (“Neffs Bancorp”) retained Danielson Associates, LLC (“Danielson”) to provide an independent valuation of the fair market value of its common stock.  Fair market value is defined as the price at which shares of Neffs Bancorp common stock would change hands between a willing seller and a willing buyer, each having reasonable knowledge of relevant facts, in a free and open market, either on an exchange or over-the-counter.

Danielson has relied on some public data as well as data supplied by Neffs Bancorp, all of which is believed to be reliable.  However, the accuracy or completeness of such information cannot be guaranteed and was not independently verified by Danielson.  In particular, this valuation assumes that there are no formal regulatory agreements in existence or any anticipated in the near future, or significant loan problems beyond that which has been stated to Danielson and in the most recent reports filed with regulatory agencies.

In preparing this valuation report, Danielson considered: (i) the markets served by Neffs Bancorp, (ii) Neffs Bancorp’s historical and current financial condition as well as future prospects, (iii) Neffs Bancorp’s earnings, capital and assets in relation to the pricing multiples of other comparable banks, (iv) the value and quantity of known trades in Neffs Bancorp common stock, (v) the value determined by investment calculations such as the discounted dividends method, and (vi) any other unique characteristics.  This valuation does not take into account the sale value of Neffs Bancorp in which there may be a premium associated with a change-of-control.

Based on these considerations, and other analyses as deemed appropriate, it has been determined that any price from $255 per share to $275 per share is the fair market value range of Neffs Bancorp’s common stock as of March 15, 2011.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Valuation Report

Description of Neffs Bancorp and Neffs National

Neffs Bancorp, established in 1986, is a Pennsylvania business corporation, which is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.  Neffs Bancorp has one wholly-owned subsidiary, The Neffs National Bank (“Neffs National”), which was established in 1923.  Neffs Bancorp and Neffs National operate out of a single location in Neffs, Pennsylvania.

Neffs Bancorp is regulated by the Federal Reserve Bank. Neffs National is regulated by the Office of the Comptroller of the Currency and its deposits are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation.

Neffs National provides a full range of retail and commercial banking services for consumers and small to mid-sized companies. Lending and investment activities are funded principally by retail deposits gathered through its retail banking facility.

As of December 31, 2010, Neffs Bancorp had consolidated assets of $278.5 million (which included net loans of $120.8 million), deposits of $230.7 million and equity of $46.7 million.  In 2010, Neffs Bancorp had consolidated net income of $3.4 million, which was a 1.27% return on average assets and a 7.42% return on average equity.

Board and Management

In 2010 and in 2011 through March 15, 2011, there were no changes to the board of Neffs Bancorp or to the executive management of Neffs Bancorp or Neffs National.

As of March 15, 2011, the board and management of Neffs Bancorp beneficially owned 22.7% of the outstanding common stock.

Common Stock Outstanding and Tangible Book Value

Neffs Bancorp’s common stock is quoted on the NASDAQ Pink Sheets under the trading symbol NEFB and is traded over-the-counter (“OTC”).

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Neffs Bancorp, Inc.	Valuation Report

As of December 31, 2010, Neffs Bancorp had 179,460 shares of common stock outstanding and the tangible common book value was $260.21 per share.  As of March 15, 2011, after stock repurchases by Neffs Bancorp in January and February of 2011, common stock outstanding was reduced to 178,430 and the tangible common book value increased to $260.24 per share.

As of the date of this valuation report, Neffs Bancorp had no options or warrants outstanding.

Shareholders of Record and Significant Shareholders

As of December 31, 2010, three persons or groups owned in excess of 5% of the common stock.  Dean H. Snyder owned 8.2%, William F. and Alma P Deibert owned 6.7% and John J. Remaley owned 6.1%.  Mr. Snyder is a director of Neffs Bancorp.  Mr. Remaley serves as the President and Chief Executive Officer of Neffs Bancorp.

As of February 10, 2011, Neffs Bancorp had 631 shareholders of record.

Dividends

Neffs Bancorp typically pays a dividend twice a year, which is declared at, or near, the end of March and September.  On March 16, 2010, Neffs Bancorp declared a dividend of $2.00 per share and on September 21, 2010, Neffs Bancorp declared a dividend of $2.25 per share and a special dividend of $0.50 per share.

Goodwill

As of December 31, 2010, Neffs Bancorp and Neffs National had no goodwill or intangible assets on their balance sheets.

Market

Neffs National’s Primary Market is Neffs and the immediate surrounding area, and its Extended Market includes the nearby portions of the Lehigh Valley and Carbon County.  The Primary Market is defined by zip codes 18078 for Schnecksville and 18080 for Slatington.  The Lehigh Valley is defined as Lehigh County and Northampton County.

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Neffs Bancorp, Inc.	Valuation Report

Neffs Bancorp’s Primary Market is small, but growing and relatively affluent.  In 2010, the estimated population was 19,253 and is projected to grow at an annual rate of 0.9% through 2015.  The median household income was $66,745 (see Tables 1 and 2).

The Extended Market includes the Lehigh Valley to the south and Carbon County to the north, which are very different from each other.  The Lehigh Valley is a commercial hub that benefits from its access to New York City and Philadelphia along major interstate highways.  Carbon County is a much smaller, rural county with a small employment base. In 2010, the Lehigh Valley had an estimated population of 646,222, and is projected to grow at an annual rate of 0.9% through 2015.  Carbon County had an estimated population of 63,859 and is projected to grow at an annual rate of 0.7% through 2015.  Median household income in 2010 was estimated to be $58,554 in the Lehigh Valley and $44,833 in Carbon County.  Comparatively, Pennsylvania’s population is projected to grow at an annual rate of 0.1% through 2015 and its median household income was $52,723.

The Primary Market is relatively small with only six different banking organizations and aggregate deposits as of June 30, 2010 of $391 million in eight retail banking locations.  Neffs Bancorp is the market leader with local deposits of $222 million for a 56.6% share of local deposits.  However, as Neffs Bancorp operates out of a single location, it is likely that significant portions of these deposits are from beyond the Primary Market.  The other market leaders are Wells Fargo with local deposits of $92 million and a 23.5% share, and First Niagara with local deposits of $47 million and a 12.0% share.  Both Wells Fargo and First Niagara have two branches in the Primary Market (see Table 3).

The Lehigh Valley portion of the Extended Market is a large and highly competitive market with deposits as of June 30, 2010 of $13.4 billion held by 47 different banks, thrifts and credit unions.   In mid-2010, Wells Fargo was the market leader with local deposits of $3.5 billion, a 26.5% share and 42 branches.  A distant second was National Penn with local deposits of $1.6 billion, a 12.1% share and 36 branches.  Overall, including Wells Fargo and National Penn, large banks and regional banks had aggregate local deposits of $9.4 billion, a 70% share and 186 branches.  Locally-based banks and thrifts held aggregate local deposits of $2.4 billion, a 15.5% share and had 48 branches.  This includes Neffs Bancorp with deposits of $222 million, a 1.7% share and a single location (see Table 4).

Carbon County, also in the Extended Market, is a much smaller market with local deposits as of June 30, 2010 of $927 million and a more significant local

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Neffs Bancorp, Inc.	Valuation Report

bank presence.  In mid-2010, large and regional banks had aggregate local deposits of $476 million, a 51.4% share and 16 branches.  The remaining deposits were held by three locally-based banks with aggregate local deposits of $451 million, a 48.6% share and 12 branches.  Neffs Bancorp does not have a presence in the county (see Table 5).

Financial Profile

In 2010, Neffs Bancorp grew its assets and posted record earnings.  However, earnings would have been greater if not for larger than normal contributions to its loan loss reserve and a second year of losses related to an impairment of securities, both of which combined to hold net income down.  As a result, Neffs Bancorp assets as of December 31, 2010, were $278 million, up $20 million from a year earlier, and net income was $3.4 million, up only $265,000 from a year earlier (see Tables 6, 7 and 8).

Neffs Bancorp has had good earnings in relation to assets for many years, but because it maintains such a high level of capital, returns on equity are relatively low.  Since 2006, annual returns on average assets have ranged from 1.21% to 1.32%, and tangible equity-to-tangible assets at year-end have been above 16%.  As a result, annual returns on average equity have not been higher than the 7.42% recorded in 2010 (see Table 6).

At year-end 2010, Neffs Bancorp assets reached $278.5 million, an increase of $20.3 million over the prior year-end.  On the asset side of the balance sheet, loans were $121.9 million, up $9.9 million; investment securities available for sale were $41.8 million, up $6.8 million; and cash items were $7.4 million, up $5.3 million.  On the liabilities side of the balance sheet, deposits were $230.7 million, up $19.3 million (see Table 7).

In 2010, Neffs Bancorp continued to increase its net operating income as net interest income improved, and increases in non-interest expense were controlled.  For the year ended December 31, 2010, net interest income was $8.6 million, up $618,000 from the prior year, and non-interest expenses were $3.6 million, up $156,000.  Non-interest income was almost unchanged at $265,000, down $4,000 from the prior year (see Table 8).

The year-over-year improvement did not build steadily throughout the last year as quarter-to-quarter performance was uneven and flat.  In 2010, net operating income was $1.2 million in the first quarter, $1.4 million in the second quarter,

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Neffs Bancorp, Inc.	Valuation Report

$1.3 million in the third quarter and $1.3 million in the fourth quarter.  With the uneven contributions to the loan loss reserve and losses on impaired securities in the first and fourth quarters, net income was $0.8 million in the first quarter, $1.0 million in the second quarter, $0.9 million in the third quarter and $0.7 million in the fourth quarter (see Table 9).

The losses on impaired securities were the result of write-downs in the value of Pooled Trust Preferred Securities (“Pretsls”).  As of December 31, 2010, Neffs Bancorp held Pretsls with a total book value of $2.78 million and a market value of $242,000, for an unrealized loss of $2.54 million.  As these Pretsls are being held to maturity and the unrealized loss deemed temporary because of market conditions, they are not considered to be further impaired and the loss has not been recognized.

In comparison to its Northeast Pennsylvania peers (“NEP Peers”), Neffs Bancorp had similar tax equivalent margins and less fee income; but with much lower overhead, it had higher earnings.  In 2010 as a percentage of average assets, Neffs Bancorp had net interest income of 3.67%, identical to its NEP Peers; and non-interest income of 0.10%, 62 basis points lower than its NEP Peers.  The latter deficit was more than offset by non-interest expense to average assets of 1.33%, 129 basis points lower than the NEP Peers.  Overall, Neffs Bancorp had a return on average assets of 1.27%, 35 basis points higher than the NEP Peers (see Table 10).

While Neffs Bancorp’s net interest margin is similar to the NEP Peers, it relies on lower yielding tax free municipals to compensate for a higher cost of funds.  In 2010, Neffs Bancorp’s yield on earning assets was 5.28%, which in spite of having fewer assets committed to loans, was 32 basis points higher than the NEP Peers.  Offsetting this advantage was a cost of funds of 2.20%, 110 basis points higher than the NEP Peers.  This should create a margin substantially lower than the NEP Peers; but, as previously discussed, Neffs Bancorp had a tax equivalent margin comparable to the NEP Peers.  The disadvantage in cost of funds has been completely compensated for with the non-taxable income from its municipal investments (see Table 11).

In terms of loan mix, Neffs Bancorp is similar to the NEP Peers in that 91% of loans are backed by real estate; but differed in that it held more residential mortgages, home equity loans and consumer loans.  As of December 31, 2010, Neffs Bancorp’s loan portfolio consisted of 53% residential mortgages, 8% home equity loans and 7% consumer loans.  As of the same date, its NEP Peers had loan

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Neffs Bancorp, Inc.	Valuation Report

portfolios with a median of 42% residential mortgages, 3% home equity loans and 2% consumer loans (see Table 12).

In terms of deposit mix, Neffs Bancorp was more reliant on certificates of deposits (“CDs”) for funding than the NEP Peers.  As of December 31, 2010, 59% of Neffs Bancorp’s deposits were retail and jumbo CDs, versus a median of 38% for the NEP Peers.  As of the same date, non-interest bearing deposits and NOW accounts, which are typically low rate accounts, were 11% of Neffs Bancorp’s deposits, compared to a median of 18% for the NEP Peers (see Table 12).

Neffs Bancorp, in comparison to the NEP Peers, has much higher capitalization and better asset quality.  The lower level of reserves is not material, particularly given this high level of capitalization and asset quality.  As of December 31, 2010, Neffs Bancorp had tangible equity-to-tangible assets of 16.77%, well above the NEP Peer median of 8.96%.  As of the same date, Neffs Bancorp had non-performing assets (“NPAs”) that were 0.97% of assets, compared to a median of 1.68% for the NEP Peers.  Also as of the same date, Neffs Bancorp had reserves-to-loans of 0.91%, compared to a higher 1.25% for the NEP Peers (see Table 13).

While Neffs Bancorp has maintained a high level of asset quality, it has made more contributions to the loan loss reserve and charged-off more loans in recent years.  In 2010, the contribution to the loan loss reserve was $368,000 and charge offs were $83,000.  As recently as 2007, the contribution to the loan loss reserve was zero and charge-offs only $33,000 (see Table 14).

At the bank level, Neffs National has maintained regulatory capital ratios well in excess of the NEP Peers and regulatory minimums.  As of December 31, 2010, Neffs National had risk-based capital to risk-weighted assets of 31.57%, Tier 1 risk-based capital to risk-weighted assets of 30.83% and a leverage ratio (Tier 1 capital to average assets) of 16.63%; while the NEP Peers had regulatory ratios of 13.56%, 12.47% and 9.00%, respectively.  The regulatory minimums to be considered “well-capitalized” are 10.00%, 6.00% and 5.00%, respectively (see Table 15).

Overall, Neffs Bancorp is a small community bank that differentiates itself from its peers in that it has a very high level of capitalization, very low expenses, fewer assets committed to loans and operates out of a single location.  Asset quality, while good, is not a differentiator from its peers as most in northeast Pennsylvania also have good asset quality.  Neffs Bancorp, however, consistently

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Valuation Report

posts good earnings in relation to assets, which are higher than its peers; yet because of the high level of capitalization, returns on equity are relatively low given the level of earnings.

Valuation

There are numerous methodologies that can be used in valuing an institution’s common stock including:

•
Comparative pricing analysis – An analysis of the pricing multiples of comparable banks that have their stock actively traded in a free and open market, either on an exchange or OTC, and the application of these multiples to the institution.  The multiples typically used are price times earnings, price-to-book or tangible book, and price-to-assets.

•	Trading analysis – An analysis of trading volumes and price levels of the institution’s common stock.

•	Discounted dividends analysis – Return on investment calculations such as the discounted dividends model.

•	Liquidation value – A mark-to-market valuation of the institution’s assets and liabilities.

The first three methods value the institution as a “going concern,” as they focus on the prospects and/or earnings power of the institution.  The last method, liquidation value, focuses on the quick sale of the tangible assets of the institution.

A liquidation analysis was not performed as the institution is profitable, has a long history of profitability, has excess capital and is not in danger of failing.

This valuation report does not take into account the sale value of the institution in which there may be a premium paid for a change-in-control.

Comparative Pricing Analysis

In a comparative pricing analysis the best valuation method, if earnings are normal and consistent, is price times earnings.  Price-to-book or tangible book is typically used when earnings are low and/or inconsistent and the application of a price times earnings multiple results in a value that is too low to be realistic.  Price

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Valuation Report

to-assets often provides a good check on values determined by price times earnings or price-to-book or tangible book, but is not applicable if an institution is not fully leveraged, which is the case for Neffs Bancorp.

In valuing Neffs Bancorp using stock pricing multiples, it was necessary to select three groups of comparable institutions (collectively the “Comparable Groups”).  The first group was comprised of 11 banks and thrifts across the nation that, like Neffs Bancorp, had excess capital, good asset quality and good earnings (“Targeted Comparables”).  The second group was comprised of 10 banks in northeast Pennsylvania (“Northeast PA Comparables”).  The third group was all the publicly traded banks in Pennsylvania with assets of less than $20 Billion (“PA Banks under $20 Billion”).  A description of each group is as follows (see Table 16):

•
Targeted Comparables (11 institutions): Banks and thrifts from across the nation with assets between $100 million and $600 million; tangible equity as a percent of tangible assets greater than 11%; a return on average assets greater than 0.75%; non-interest income as a percent of average assets less than 2%; NPAs-to-assets less than 2.50%; and an average daily trading volume of more than 400 shares on the OTC bulletin board, NASDAQ or an exchange.  Excludes banks with large changes in earnings during the fourth quarter of 2010.

•
Northeast PA Comparables (10 institutions): Banks based in northeast Pennsylvania1 with a stock that trades on the OTC bulletin board, NASDAQ or on an exchange.  Excludes banks with NPAs-to-assets of more than 2.50%

•	PA Banks under $20 Billion (85 institutions): All publicly traded banks in Pennsylvania with assets under $20 Billion. This size limit eliminates one bank – PNC Financial Service Group, Inc.

While no bank is identical to Neffs Bancorp, the Targeted Comparables are the most similar in that they all have a high level of capital, good asset quality and meaningful earnings not generated through non-interest income.  The most significant differences are in size and geography, and the size difference is mitigated by the use of pricing multiples.  With the largest having assets of less

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1 Includes the counties of Bradford, Carbon, Columbia, Lackawanna, Lehigh, Luzerne, Monroe, Northampton, Pike, Schuylkill, Sullivan, Susquehanna, Wayne and Wyoming.

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Neffs Bancorp, Inc.	Valuation Report

than $600 million, none of the banks is so large that they are uncomparable.  Since the geographic difference cannot be compensated for by the use of pricing multiples, the second group, the Northeast PA Comparables, became necessary.

The Northeast PA Comparables, with no restrictions other than geography, had individual differences from Neffs Bancorp; but as a group, they were not too dissimilar and provide a good check on prices derived from the Targeted Comparables.

The PA Banks under $20 Billion group was chosen only to provide a reasonableness check on the two groups.

A comparison the Targeted Comparables to Neffs Bancorp is as follows:

•	The Targeted Comparables had median assets of $329 million, which is similar to Neffs Bancorp’s assets of $278 million (see Table 17).

•
The Targeted Comparables had median tangible equity to tangible assets of 12.60%.  This is lower than the 16.77% of Neffs Bancorp, but still well in excess of normal capitalization levels which is closer to the 9.15% of the PA Banks under $20 Billion.

•
The Targeted Comparables had median NPAs-to-assets of 0.97% which is equal to the 0.97% of Neffs Bancorp.  It is notable that the Northeast PA Comparables also had good asset quality with median NPAs to assets of 0.83%.

•
The Targeted Comparables had returns on equity of 7.36%, which is similar to the 7.42% of Neffs Bancorp.  The Northeast PA Comparables had a higher median return on equity of 10.62%, but this can be attributed to a lower level of capitalization which boosts returns on equity.

•
The Targeted Comparables had a median dividend yield of 2.54% and the Northeast PA Comparables had an even higher median dividend yield of 3.87%.  Based on Neffs Bancorp’s closing price on March 7, 2011 of $260 per share, its dividend yield was 1.82% (see Table 18).

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Neffs Bancorp, Inc.	Valuation Report

•	The Targeted Comparables had median average daily shares traded of 1,299, which is low volume, but far more than Neffs Bancorp, which had little trading activity outside of stock repurchases.

Comparison of Neffs Bancorp and Comparable Groups*

			Northeast	PA Banks
	Neffs	Targeted	PA	under
	Bancorp	Comparables	Comparables	$20 Billion

Number in group	1	11	10	85

Assets (in millions)	$278	$329	$548	$491

Tang equity/
Tang assets	16.77%	12.60%	9.15%	8.82%

NPAs/assets	.97%	.97%	.83%	1.35%

Return on:
Average assets	1.27%	.88%	1.07%	.76%
Average equity	7.42	7.36	10.62	8.15

Dividend yield	1.82%	2.62%	3.91%	2.75%

Average daily
Volume of Trades	10	1,299	509	266

*For Comparable Groups, financial data are medians.

Source: SNL Financial, Charlottesville, Virginia and Neffs Bancorp.

The pricing of the individual banks within the comparable groups varied, but the median pricing multiples were reasonably similar.  The medians of the comparable groups were as follows (see Table 18):

•	Price times earnings: The Targeted Comparables traded at 14.6 times earnings, the Northeast PA Comparables at 10.5 times earnings and the PA Banks under $20 Billion at 11.2 times earnings.

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Neffs Bancorp, Inc.	Valuation Report

•	Price-to-tangible book: The Targeted Comparables traded at 107% of tangible book, the Northeast PA Comparables at 121% of tangible book and the PA Banks under $20 Billion at 104% of tangible book.

•	Price-to-assets: The Targeted Comparables traded at 13.9% of assets, the Northeast PA Comparables at 11.2% of assets and the PA Banks under $20 Billion at 8.8% of assets.

If these multiples were applied to Neffs Bancorp, the resulting values vary widely.  However, the application of the most meaningful multiples – price times earnings and price-to-tangible book – from the most comparable group, the Targeted Comparables, provides a much narrower value range.

			Northeast		PA Banks
	Targeted		PA		Under
	Comparables		Comparables		$20 Billion

Number in group	11		10		85

Price times earnings	14.6	X	10.5	X	11.2	X
Price/tangible book	107%		121%		104%
Price/assets	13.9%		11.2%		8.8%

	Multiples Applied to Neffs Bancorp*

Price times earnings	$275		$198		$211
Price/tangible book	278		315		271
Price/assets	227		183		144

*Based on fully-diluted earnings per share of $18.86 and dividends of $4.75 per share in 2010; and tangible book value per share of $260.21 and assets per share of $1,634 as of December 31, 2010.

•
The Targeted Comparables, which were selected based on their financial similarity to Neffs Bancorp, had very similar values based on price times earnings and price-to-tangible book.  The median price times earnings multiple of 14.6 results in a value of $275 per share, and the median price-to-tangible book percentage of 107% results in a higher value of $278 per share.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Valuation Report

•
The Northeast PA Comparables, which were selected based on the geographic proximity to Neffs Bancorp, had a much wider range of results.  The median price times earnings multiple of 10.5 results in a value of $198 per share, and the median price-to-tangible book percentage of 116% results in a much higher price of $315 per share.

Prices based on assets or on the PA Banks under $20 Billion were less meaningful and given a much lower emphasis, but may provide a reasonableness check on the two selected groups.

Trading Analysis

Trades in Neffs Bancorp common stock occur either OTC or are part of Neffs Bancorp’s “No-Fee, Odd-Lot Sales Program” stock repurchase program (“stock repurchase program”).  OTC trades are reported on the Pink Sheets and are trades between two parties, one of which may be Neffs Bancorp repurchasing stock outside the stock repurchase program.  Shares sold as part of the Neffs Bancorp stock repurchase program are sales from existing shareholders with less than 100 shares back to Neffs Bancorp.

OTC trades in 2010 and in January and February of 2011 of Neffs Bancorp common stock were infrequent and the dollar value traded was relatively low.  Typically, the stock is traded on one-to-three days each month.  The total dollar volume of shares traded in 2010 was $338,000; in January and February of 2011 was $72,000; and a trade on March 1, 2011 was $19,500.  The weighted average price of trades in Neffs Bancorp common stock was $259 per share in 2010; $258 per share in January and February of 2011; and $260 per share on March 1, 2011 (see Table 19).

Stock repurchased by Neffs Bancorp OTC or through the stock repurchase program in 2010 and in January and February of 2011 had a total value of $1.4 million.  The weighted average price of shares repurchased by Neffs Bancorp was $259 per share in 2010 and $254 per share in January and February of 2011 (see Table 20).

Discounted Dividends Analysis

The discounted dividends method is an alternative method for determining fair market value based on certain assumptions.  This method projects net income

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Neffs Bancorp, Inc.	Valuation Report

over a period of seven years and determines the excess capital that is paid to shareholders in the form of a dividend.  Each year, this dividend is discounted back to its present value.  At the end of seven years, a residual value is obtained and is also discounted back to its present value.

Results from a discounted dividend model are highly dependent on the various assumptions that are made regarding the discount rate, projected future earnings, and the terminal value.  This analysis assumes two scenarios based on different levels of capitalization.  Scenario 1 assumes Neffs Bancorp maintains its current level of capitalization and Scenario 2 assumes a lower level of capitalization, slightly lower than that of the Targeted Comparables (see Table 21).

•
Scenario 1 – Maintains current level of capitalization: Assumes 7%2 annual asset growth, assets of $278 million, tangible equity of $46.7 million, return on assets going forward of 1.27%3 and a “normalized” capital ratio of 16.77%4.

•
Scenario 2 – Reduces capitalization: Assumes 7% annual asset growth, assets of $278 million, tangible equity of $46.7 million, return on assets going forward of 1.27% and a “normalized” capital ratio of 12.00%5.

These assumptions are not based upon any projections or budgets from Neffs Bancorp, and are subject to significant uncertainties, including changes in the interest rates, the competitive landscape, and the regulatory environment.

It was also necessary to apply a terminal value and a discount rate.  Terminal values of 10 times and 14 times earnings were based on the median price times earnings of the Targeted Comparables at 14.6X and the median price of the Northeast PA Comparables at 10.5X.  Discount rates of 14% and 12% were chosen based on the compounded annual return for small company stocks for the 10-year period from 1996 to 2006, which was 13.62%6  and as the market entered a down cycle starting in 2007, a lower discount rate of 10% was also used.

Scenario 1, where capitalization is maintained at current levels, results in much lower prices than Scenario 2 where capitalization is reduced.  Scenario 1 prices range from $119 per share to $214 per share.  Scenario 2 prices range from $211 per share to $312 per share.  The lower prices in Scenario 1 are the result of the excess capital which is not as well utilized to generate earnings as in Scenario 2.

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2      Neffs Bancorp’s 10-year (2000-2010) and 20 year (1990-2010) annualized asset growth is 7%.
3      Neff Bancorp’s 5-year (2006-2010) average return on average assets is 1.27%.
4      Neff Bancorp’s current tangible equity-to-tangible asset ratio is 16.77% as of December 31, 2010.
5	The Targeted Comparables had median tangible equity-to-tangible assets of 12.60% and the Northeast PA comparables had median tangible equity-to-tangible assets of 9.39%.
6	The Ibbotson Associates Inc., 2006 Yearbook: Market Results for Small Company Stocks - 1926 to 2006.

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Neffs Bancorp, Inc.	Valuation Report

Fair Value Price Range

Based on these comparisons, our analyses and our knowledge of the banking industry, the valuation range was determined to be from $255 per share to $275 per share.  The valuation range is from 13.5 to 14.6 times fully-diluted 2010 earnings and from 98% to 106% of tangible book value as of December 31, 2010 (see Table 22).

Primary emphasis in setting the valuation range was given to the price times earnings of the Targeted Comparables and to OTC trades and repurchases of common stock.

•
The price times earnings median of the Targeted Comparables of 14.6X results in a price of $275 per share.  These banks are the most comparable to Neffs Bancorp based on selected financial criteria, and, when earnings are normal and consistent, this method often provides the best method of valuation.

•
The trades that took place in stock repurchases in January and February of 2011 and on the OTC bulletin board were in the $254 per share to $259 per share range.  As these prices were reported, available to the public, and were consistent, these prices were also given primary emphasis.

Secondary emphasis in setting the valuation range was given to the price times earnings of the Northeast PA Comparables and PA Banks under $20 Billion and differences in dividend yields.  Secondary emphasis was also given to the price-to-tangible book median of the Targeted Comparables.

•
The price times earnings of the Northeast PA Comparables and the PA Banks under $20 Billion were 10.5 and 11.2 times earnings, respectively, and result in prices of $198 per share and $211 per share.  These multiples are much lower than the 14.6 times earnings of the Targeted Comparables and indicate an earnings-based price may be lower than $275 per share.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Valuation Report

•
The median dividend yield of the Targeted Comparables was 2.62%, the Northeast PA Comparables was 3.91% and the PA Banks under $20 million was 2.75%.  Based on the valuation range, Neffs Bancorp’s dividend yield ranges from 1.72% to 1.86%.  This lower yield may make Neffs Bancorp common stock less attractive than its peers, thereby suggesting a lower price.

•	The price-to-tangible book median of the Targeted Comparables of 107% results in a price of $278 per share. This price is $3 above the top end of the valuation range.

Other Comparable Groups and valuation methods were given tertiary emphasis or no emphasis:

•
The Northeast PA Comparables had median price-to-tangible book of 121%, which resulted in a price of $315 per share.  While these banks were the most geographically comparable to Neffs Bancorp, this value is 16.7 times earnings, which is too high, particularly given that none of the banks in the group trade at more than 13.4 times earnings and the median is 10.5 times earnings.

•
Price-to-asset calculations were not applicable as this method assumes a bank is fully leveraged, which Neffs Bancorp is not.  The medians of all three comparable groups resulted in prices that were unrealistically low and ranged from $153 per share to $223 per share.

•
Discounted dividends calculations varied widely based on assumptions about normalized capital.  If current levels of capital are maintained at more than 16%, which is likely, the resulting values are too far below book value to be realistic.  If capital levels are decreased to 12%, a less likely scenario given the banks history of high capitalization, the resulting value is $282 per share.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Going Private Analysis

II - GOING PRIVATE ANALYSIS

Overview

Neffs Bancorp retained Danielson to provide an independent valuation of their common stock in a going private transaction.

In preparing this going private analysis, Danielson considered: (i) reasons for a going private transaction; (ii) the cost associated with a going private transaction; (iii) the projected cost savings from deregistration with the Securities and Exchange Commission (“SEC”); (iv) the impact of the going private transaction on book value per share, capital, earnings and earnings per share; (v) comparable going private transactions with a “cash-out” feature; and (vi) any other unique characteristics.  This going private analysis does not take into account the sale value of Neffs Bancorp in which there may be a premium associated with a change-of-control.

Based on these considerations, and other analyses as deemed appropriate, it has been determined that any price from $276 per share to $296 per share is the fair market value range of Neffs Bancorp common stock as of March 15, 2011 in a going private transaction.

Description of the Going Private Transaction (the “Merger”)

Neffs Bancorp is proposing to undergo a merger transaction (the “Merger”) designed to reduce the number of Neffs Bancorp common shareholders of record to fewer than 300 persons, as required for the termination of its registration of common stock with the SEC.

At the effective time of the Merger, three tiers of record holders will be created.  First Tier Record Holders will receive cash (the “Cash Consideration”) from Neffs Bancorp for each share of common stock held.  Second Tier Record Holders will have the opportunity to elect to receive the Cash Consideration for each share of common stock held, or one share of newly authorized Series A preferred stock.  Third Tier Record Holders will continue to hold the same number of shares of common stock.  The terms and conditions of the Merger are more fully described in the proxy statement.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Going Private Analysis

Reasons for a Going Private Transaction

The primary reasons for Neffs Bancorp to undertake a going private transaction are as follows:

•	Cost savings;

•	Lack of corporate benefit to continued filing;

•	To better leverage capital and increase earnings per share and return on equity; and

•	To allow the company to refocus attention of management from quarterly performance to long-term performance.

An additional reason is to allow small shareholders the opportunity to liquidate their common stock holdings with no brokerage fee and at a price equal to, or at a premium to, the current market value of the common stock.

Number of Shareholders and Definition of Tiers

As of March 15, 2011, Neffs Bancorp had 178,430 shares of common stock outstanding and 631shareholders of record.  The three tiers are defined as follows:

•	First tier record holders are holders of 25 or fewer shares of common stock.

•	Second tier record holders are holders of more than 25 shares and fewer than 101 shares of common stock.

•	Third tier record holders are holders of 101 or more share of common stock.

Costs Associated with the Merger

The projected costs associated with the Merger were estimated by Neffs Bancorp to be $150,000 (see Table 23).

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Going Private Analysis

Projected Cost Savings from SEC Deregistration

The projected cost savings in 2012 as a result of the Merger were estimated by Neffs Bancorp to be $146,000 (see Table 24).

Comparable Going Private Transactions and Premiums Paid

Since the beginning of 2008, there has been only a limited number of going private transactions and an even smaller number that had a mandatory “cash-out,” or cash consideration provision.  Our research found seven such transactions (see Table 25).

The seven comparable going private transactions were divided into two groups based on profitability – the “Profitable Going Private Comparables” and the “Unprofitable Going Private Comparables.”  In the quarter or quarter-end prior to the announcement of the going private transaction:

•	The four Profitable Going Private Comparables had returns on average assets ranging from 0.39% to 0.69%, and returns on average equity ranging from 3.43% to 5.01%.

•	The three Unprofitable Going Private Comparables had returns on average assets ranging from (.08%) to (4.92%), and returns on average equity ranging from (0.87%) to (80.68%).

•	Neffs Bancorp’s returns on average assets and equity in the fourth quarter of 2010 were 0.97% and 5.76%7.

We also noted that as of the quarter-end prior to the announcement of the going private transaction:

•	The four Profitable Going Private Comparables had cash-out prices of 95%, 109%, 111% and 126% of tangible book.

__________________
7	Returns on average assets and equity were 1.27% and 7.42%, respectively, in 2010. The lower returns in the fourth quarter reflected lower earnings primarily from a securities impairment.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Going Private Analysis

•	The three Unprofitable Going Private Comparables had cash out prices of 80%, 94% and 94% of tangible book.

As Neffs Bancorp has been consistently profitable and the Valuation Report set a fair value range for Neffs Bancorp common stock from 100% to 106% of tangible book, the three Unprofitable Going Private Comparables are not applicable to this Merger.

In further analyzing the Profitable Going Private Comparables in relation to Neffs Bancorp we noted that:

•	The Profitable Going Private Comparables had median assets of $239 million versus $278 million for Neffs Bancorp.

•	The Profitable Going Private Comparables had median tangible equity to tangible assets of 11.13% versus 16.77% for Neffs Bancorp.

•	The Profitable Going Private Comparables had median NPAs-to-assets of 1.19% versus 0.97% for Neffs Bancorp.

Based on their profitability and financial similarities, the four Profitable Going Private Comparables were considered applicable.  The Profitable Going Private Comparables had a median cash-out price-to-tangible book of 110%, and they also had a median cash-out premium to the trading price on the day prior to the announcement of 19.3%.  Individually, the median premiums to the trading price on the day prior to the announcement were 7.8%, 16.3%, 22.2% and 79.6%.  The 79.6% premium is an outlier, but in terms of price-to-tangible book it was 126%, which implies the stock was trading very low prior to announcement.

Fair Value Price Range in a Going Private Transaction

The fair value price range in a going private transaction should consider the fair value price range absent the going private transaction and any premium necessary to entice and/or compensate the shareholders being cashed-out or electing to be cashed-out.  The Valuation Report set the fair value range from $255 per share to $275 per share, which is from 98% to 106% of tangible book.  Thus, the fair value price range in a going private transaction should be in excess of 106% of tangible book.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Going Private Analysis

The four Profitable Going Private Comparables had cash-out price-to-tangible book percentages that ranged from 95% to 126%, with a median of 110%.  As the median of 110% of tangible book is in excess of the high-end of the fair value price range absent a going private transaction, it is our opinion that it should be used as the basis for setting the Cash Consideration per share.

A price of 110% of tangible book results in a price of $286 per share.  Using a similar price range of $10 more and less, the result is a range from $276 per share to $296 per share (see Table 26).

We also considered application of a premium to the trading price of Neffs Bancorp common stock.  As Neffs Bancorp and the four Profitable Going Private Comparables are all relatively small and thinly traded, the influence of premium based pricing was considered, but given secondary emphasis.  The difficulty in using this method is illustrated by the one bank in the Profitable Going Private Comparables with a one-day premium of 79.6%.  The other three, however, appear in a reasonable range from 7.8% to 22.2%.  Applying premiums from 7.8% to 22.2% to Neffs Bancorp’s recent closing price of $260 per share, results in prices ranging from $280 per share to $318 per share.

Based on these comparisons, our analyses and our knowledge of the banking industry, the valuation range in a going private transaction has been determined to be from $276 per share to $296 per share.  This range is 14.5 to 15.5 times earnings, 106% to 114% of tangible book and represents a premium over the valuation range midpoint of 4.2% to 11.7%.

Projections of Total Cash Paid-Out

Once a price range for the Cash Consideration has been established, the total cash paid out to shareholders can be calculated.  The total cash paid out to shareholders in the Merger will be 100% of First Tier Record Holders plus Second Tier Record Holders who elect to receive cash.

The following cash-out analysis will use a price range from $276 per share to $296 per share and the total cash paid out will vary depending on the Cash Consideration  (See Table 27):

•	First Tier Record Holders:

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Going Private Analysis

o	Based on Cash Consideration of $276 per share, total cash paid out to First Tier Record Holders is $767,000.

o	Based on Cash Consideration of $296 per share, total cash paid out to First Tier Record Holders is $822,000.

•	Second Tier Record Holders:

o
Based on Cash Consideration of $276 per share, total cash paid out to Second Tier Record Holders varies from zero if none of these shareholders elect to receive cash, $1.5 million if 50% elect to receive cash, and $3.1 million if 100% elect to receive cash.

o
Based on Cash Consideration of $296 per share, total cash paid out to Second Tier Record Holders varies from zero if none of these shareholders elect to receive cash, $1.7 million if 50% elect to receive cash, and $3.3 million if 100% elect to receive cash.

•	First Tier Record Holders plus Second Tier Record Holders:

o
Based on Cash Consideration of $276 per share and including First Tier Record Holders, if 50% of the Second Tier Record Holders elect to receive cash, the total cash paid out will be $2.3 million.  If the election is 100%, the total cash paid out will be $3.9 million.

o
Based on Cash Consideration of $296 per share and including First Tier Record Holders, if 50% of the Second Tier Record Holders elect to receive cash, the total cash paid out will be $2.5 million.  If the election is 100%, the total cash paid out will be $4.1 million.

Analysis of the Merger’s Impact

By establishing the total cash paid out in the Merger, the impact of the Merger on book value per share, capital, earnings and earnings per share can be analyzed.  Our analysis is based on 50% and 100% of the Second Tier Record Holders electing cash.  This is not an estimate how many Second Tier Record Holders will elect to receive the Cash Consideration, but a method of testing the

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Going Private Analysis

financial impact under various scenarios, including the maximum amount cash being paid out to Second Tier Record Holders.

Based on pro-forma financial projections, the Merger will be dilutive to book value per share and reduce capital as a percent of assets.   The dilution to tangible book value per share and the reduction in capital as a percent of assets, if the maximum amount of cash is paid-out, is small and not material.

The pro-forma financials are based on Neffs Bancorp’s balance sheet as of December 31, 2010.  Adjustments were made for shares repurchased and for cash paid out for those shares in January and February 2011.  Cash Consideration is assumed to be $286 per share, which is the midpoint of the value range of $276 per share to $296 per share (see Table 28).

•
If 50% of the Second Tier Record Holders elect to receive the Cash Consideration, tangible book value will decline from $260.24 per share to $258.09 per share, which is a decrease of $2.15 per share, or (0.8%); and, capital as a percentage of assets will decline from 16.77% to 15.92%.

•
If 100% of the Second Tier Record Holders elect to receive the Cash Consideration, tangible book value will decline from $260.24 per share to $257.14 per share, which is a decrease of $3.11 per share, or (1.2%); and, capital as a percentage of assets will decline from 16.77% to 15.43%.

Based on pro-forma financial projections, the Merger will be accretive to earnings and earnings per share.  The accretion to earnings and earnings per share increases as more Second Tier Record Holders elect to receive the Cash Consideration.

The pro-forma financials use Neffs Bancorp’s income statement for the year ended December 31, 2010.  Adjustments are made for shares repurchased and the lost earnings potential on the cash paid out for those shares in January and February 2011 (see Table 29).

•
If 50% of the Second Tier Record Holders elect to receive the Cash Consideration, net income increases by $49,000 and earnings per share increase from $19.17 per share to $20.41 per share, an increase of $1.23 per share, or 6.0%.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Going Private Analysis

•
If 100% of the Second Tier Record Holders elect to receive the Cash Consideration, net income increases by $17,000 and earnings per share increase from $19.17 per share to $20.91 per share, an increase of $1.74 per share, or 9.1%.

Based on the preceding analysis, the overall financial impact of the Merger on the capital and earnings of Neffs Bancorp is positive.  The Merger, under even a 100% cash payout of Second Tier Record Holders, has only a small negative impact on capital and book value per share, and while the increase in earnings is relatively small, the increase in earnings per share is meaningful.

Conclusions

Based on these comparisons, our analyses and our knowledge of the banking industry, the valuation range, absent a going private transaction, was determined to be from $255 per share to $275 per share.  This range is from 13.5 to 14.6 times fully-diluted 2010 earnings and from 98% to 106% of tangible book value as of December 31, 2010.

The valuation range in a going private transaction has been determined to be from $276 per share to $296 per share.  This range is from 14.5 to 15.5 times fully-diluted 2010 earnings; from 106% to 114% of tangible book value as of December 31, 2010; represents a premium from 4.2% to 11.7% over the valuation range midpoint; and represents a premium from 6.2% to 13.8% over a recent trade on March 1, 2011.

	Per Share Price Ranges*
Fair value range	Low		Midpoint		High

Absent a going private transaction	$255		$265		$275
Price times earnings	13.5	X	14.1	X	14.6	X
Price-to-tangible book	98%		102%		106%

In a going private transaction	$276		$286		$296
Price times earnings	14.6	X	15.2	X	15.5	X
Price-to-tangible book	106%		110%		114%
Premium from midpoint - $265	4.2%		7.9%		11.7%
Premium from 3/1/11 trade - $260	6.2%		10.0%		13.8%

*Based on fully-diluted earnings per share of $18.86 and dividends of $4.75 per share in 2010; and tangible book value per share of $260.21 as of December 31, 2010.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 1

Population Growth

	Population			Annual
	Projected	Estimated	Actual	Growth Rate
	2015	2010	2000	2010-15	2000-10

Primary Market
Schnecksville*	7,167	6,749	6,021	1.2%	1.1%
Slatington**	12,920	12,504	11,967	.7	.4
Total Primary Market	20,087	19,253	17,988	.9%	.7%

Extended Market
Lehigh County	365,371	346,455	312,090	1.1%	1.1%
Northampton County	309,668	299,767	267,066	.7	1.2
Total Lehigh Valley	675,039	646,222	579,156	.9%	1.1%

Carbon County	66,129	63,859	58,802	.7%	.8%
Total Extended Mkt.	741,168	710,081	637,958	.9%	1.1%

Pennsylvania	12,637,100	12,574,407	12,281,054	.1%	.2%

*	Neffs, Pennsylvania is located within the Schnecksville zip code of 18078.
**	Slatington zip code 18080.

Source: SNL Financial, Charlottesville, Virginia.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 2

Businesses and Income - 2010

			Median
	Number of		Household
	Businesses	Employees	Income

Primary Market
Schnecksville*	219	1,836	$77,186
Slatington**	288	1,341	61,492
Total Primary Market	507	3,177	$66,745

Extended Market
Lehigh County	12,800	160,501	$57,746
Northampton County	10,567	104,730	59,487
Total Lehigh Valley	23,367	265,231	$58,554

Carbon County	2,178	18,362	44,833
Total Extended Mkt.	25,5445	283,953	$57,320

Pennsylvania	478,567	5,663,816	$52,723

*	Neffs, Pennsylvania is located within the Schnecksville zip code of 18078.
**	Slatington zip code 18080.

Source: SNL Financial, Charlottesville, Virginia.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 3

Primary Market*

	June 30th					Number
	Deposits	Fully Pooled Market Share				of
	2010	2010	2009	2008	2006	Branches
	(In mill.)

Large Banks
Wells Fargo	$92	23.5%	25.2%	25.4%	23.0%	2
M&T	8	2.1	2.5	2.3	2.6	1
Subtotal	$100	25.6%	27.7%	27.7%	25.6%	3

Regionals
First Niagara**	$47	12.0%	13.5%	14.4%	15.4%	2
National Penn	22	5.7	4.9	4.9	10.0	1
Subtotal	$69	17.7%	18.4%	19.3%	25.4%	3

Local Banks
Neffs Bancorp	$222	56.6%	53.9%	53.0%	49.0%	1
ESSA**	-	.1	-	-	-	1
Subtotal	$222	56.7%	53.9%	53.0%	49.0%	2

Total	$391	100.0%	100.0%	100.0%	100.0%	8

*	Defined by zip codes 18078 for Schnecksville and 18080 for Slatington.
**	Thrifts.

Source: SNL Financial, Charlottesville, Virginia.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 4

Extended Market - Lehigh Valley*

	June 30th					Number
	Deposits	Fully Pooled Market Share				of
	2010	2010	2009	2008	2006	Branches
	(In mill.)

Large Banks
Wells Fargo	$3,542	26.5%	23.9%	25.0%	25.4%	42
PNC	760	5.7	5.8	6.0	6.9	21
Banco Santander	540	4.0	4.9	6.0	5.8	14
Bank of America	532	4.0	4.5	4.2	4.6	16
TD Bank	358	2.7	2.1	1.4	.5	6
M&T	91	.7	.8	.8	.9	8
Subtotal	$5,823	43.6%	42.0%	43.4%	44.1%	107

Regionals
National Penn	$1,614	12.1%	12.8%	13.6%	14.1%	36
Fulton	1,160	8.7	8.8	8.0	9.1	23
First Niagara	534	4.0	4.1	4.3	4.1	13
Susquehanna	220	1.6	2.0	2.0	1.8	7
Subtotal	$3,528	26.4%	27.7%	27.9%	29.1%	79

Local Banks & Thrifts
Embassy	$407	3.0%	2.9%	2.3%	2.0%	7
American	345	2.6	2.7	3.1	3.3	1
First Star**	338	2.5	2.9	2.9	3.2	9
MNB	227	1.7	1.8	1.9	1.8	8
Neffs Bancorp	222	1.7	1.7	1.6	1.5	1
New Tripoli	216	1.6	1.6	1.6	1.5	2
Team Capital**	181	1.3	1.3	.8	.1	3
Palm	177	1.3	1.1	1.1	1.0	5
QNB	129	1.0	.9	.6	.6	2
Firstrust**	118	.9	1.2	1.3	.9	2
Subtotal	$2,360	15.1%	15.2%	14.3%	12.7%	40

Other banks	$35	.3%	.3%	.2%	-	3
Other thrifts	10	.1	.1	.1	.1%	5
Credit unions	1,608	12.0	11.8	11.2	10.8	-
Total	$13,364	100.0%	100.0%	100.0%	100.0%	234

*	Lehigh and Northampton counties.
**	Thrifts.

Source: SNL Financial, Charlottesville, Virginia.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 5

Extended Market - Carbon County

	June 30th					Number
	Deposits	Fully Pooled Market Share				of
	2010	2010	2009	2008	2006	Branches
	(In mill.)

Large Banks
Bank of America	$74	8.0%	8.5%	7.9%	8.1%	4
PNC	62	6.7	6.9	7.4	7.6	2
Wells Fargo	46	4.9	5.6	5.3	4.3	1
M&T	37	4.0	4.0	4.7	4.5	1
Subtotal	$219	23.6%	25.0%	25.3%	24.5%	8

Regionals
First Niagara*	$177	19.1%	20.2%	19.9%	17.8%	4
National Penn	80	8.7	8.7	7.9	7.3	3
Woodforest**	-	-	-	-	-	1
Subtotal	$257	27.8%	28.9%	27.8%	25.1%	8

Local Banks
Mauch Chunk	$193	20.8%	19.7%	20.6%	25.5%	6
Palm	132	14.3	13.7	13.8	13.0	1
JTNB	126	13.5	12.7	12.5	11.9	5
Subtotal	$451	48.6%	46.1%	46.9%	50.4%	12

Total	$927	100.0%	100.0%	100.0%	100.0%	28

*	Thrifts.
**	Walmart branch opened in October 2010.

Source: SNL Financial, Charlottesville, Virginia.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 6

Neffs Bancorp
Consolidated Financial Summary

				Tangible
				Equity/	Return on
		Tang.	Net	Tang.	Average	Average
	Assets	Equity	Income	Assets	Assets	Equity
	(In mill.)		(In thous.)

2010	$278	$46.7	$3,426	16.77%	1.27%	7.42%
2009	258	45.6	3,161	17.67	1.25	7.02
2008	239	44.5	3,037	18.65	1.30	7.09
2007	226	41.8	2,701	18.53	1.21	6.56
2006	216	41.2	2,823	19.10	1.32	7.11
2005	214	39.3	3,072	18.40	1.45	8.07
2004	210	37.3	3,205	17.79	1.56	8.89
2003	199	35.1	2,774	17.65	1.45	8.16
2002	180	32.8	2,815	18.21	1.67	8.85
2001	156	30.5	2,514	19.49	1.70	8.49
2000	143	28.7	2,659	19.98	1.90	9.54
1999	137	26.8	2,632	19.50	1.94	10.18
1998*	133	24.5	2,313	18.47	1.81	9.87
1997	124	22.4	2,314	18.10	1.91	10.80
1996	119	20.4	2,243	17.15	1.91	11.51
1995	116	18.6	2,101	16.08	1.89	11.97
1994	107	16.4	2,276	15.40	2.19	14.58
1993	100	14.5	2,505	14.47	2.62	18.83
1992	90	12.1	1,855	13.47	2.19	16.38
1991	81	10.4	1,346	12.92	1.75	13.72
1990	73	9.2	1,330	12.63	1.94	NA

*	Bank level data in this and preceding years.

Source: SNL Financial, Charlottesville, Virginia.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 7

Neffs Bancorp
Consolidated Balance Sheet

	December 31st
	2010	2009	2008
	(In thousands)
Assets
Cash & balance due	$7,448	$2,187	$2,489
Interest bearing deposits	141	101	109
Federal funds sold	-	2,933	1,379
Investment securities (AFS)	41,828	34,991	37,950
Investment securities (HTM)	101,932	100,976	91,557

Total loans	$121,886	$111,988	$100,953
Reserves	1,114	829	761
Net loans	$120,772	$111,159	$100,192

Premises & fixed assets	$2,341	$2,446	$2,326
Restricted investment in bank stock	809	848	803
Other assets	3,192	2,536	1,977
Total assets	$278,463	$258,177	$238,782

Liabilities
Deposits	$230,687	$211,391	$192,938
Other liabilities	1,079	1,158	1,315
Total liabilities	$231,766	$212,549	$194,253

Equity
Common stock and paid-in capital	$953	$953	$953
Retained earnings	50,818	48,255	45,836
Accumulated other comprehensive income	138	556	422
Treasury stock	(5,212)	(4,136)	(2,702)
Total equity	$46,697	$45,625	$44,529

Source: Neffs Bancorp Annual Report on Form 10-K.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 8

Neffs Bancorp
Consolidated Income Statement – Last Three Years

	For the Year
	2010	2009	2008
	(In thousands)

Net interest income	$8,615	$7,997	$6,750

Non-interest income
Charges on deposits	$114	$120	$130
Other noninterest inc.	151	149	147
Total noninterest inc.	$265	$269	$277

Non-interest expense
Compensation & benefits	$1,594	$1,446	$1,427
Occupancy and equip.	490	473	423
Other expenses	1,493	1,502	1,166
Total noninterest exp.	$3,577	$3,421	$3,016

Net operating income	$5,303	$4,845	$4,011

Provision for loan losses	$368	$84	$145
Net securities impairment	533	659	-

Pre-tax income	$4,402	$4,102	$3,866
Tax	976	941	829
Net income	$3,426	$3,161	$3,037

Source: Neffs Bancorp Annual Reports.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 9

Neffs Bancorp
Consolidated Income Statement - Last Five Quarters

	2010				2009
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
	(In thousands)

Net interest income	$2,142	$2,192	$2,262	$2,019	$2,120

Non-interest income
Charges on deposits	$32	$30	$26	$26	$32
Other noninterest inc.	35	34	46	36	35
Total noninterest inc.	$67	$64	$72	$62	$67

Non-interest expense
Compensation & benefits	$399	$398	$397	$400	$359
Occupancy and equip.	113	137	126	114	101
Other expenses	402	381	363	347	399
Total noninterest exp.	$914	$916	$886	$861	$859

Net operating income	$1,295	$1,340	$1,448	$1,220	$1,328

Provision for loan losses	$94	$154	$90	$30	$23
Net securities impairment	419	-	-	114	122

Pre-tax income	$782	$1,186	$1,358	$1,076	$1,183
Tax	117	268	338	253	293
Net income	$665	$918	$1,020	$823	$890

Source: SNL Financial, Charlottesville, Virginia.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 10

Neffs Bancorp
Income Statement Ratios

	As a Percent of Average Assets
	FTE				Net
	Net Int.		Non Int.	Non Int.	Oper.	Contr. to	Net
	Income		Income	Expense	Income	Reserves	Income

2010	3.67	%*	.10%	1.33%	2.44%	.14%	1.27%
2009	3.48		.10	1.35	2.23	.03	1.25
2008	2.89		.12	1.29	1.72	.06	1.30
2007	2.61		.12	1.29	1.44	-	1.21
2006	2.75		.12	1.32	1.55	-	1.32
2005	2.82		.13	1.23	1.72	-	1.45

NEP Peers**	3.67%		.72%	2.62%	1.66%	.20%	.92%

*	Full tax equivalent for the fourth quarter of 2010 estimated by Danielson based on the third quarter of 2010.
**
Northeast Pennsylvania Bank Holding Companies and Commercial Banks for the three months ended December 31, 2010, annualized. Northeast Pennsylvania is defined as the following counties: Bradford, Carbon, Columbia, Lackawanna, Lehigh, Luzerne, Monroe, Northampton, Pike, Schuylkill, Sullivan, Susquehanna, Wayne and Wyoming.  Financial data are medians and will not add across.

Source: SNL Financial, Charlottesville, Virginia and Danielson calculations.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 11

Neffs Bancorp and Neffs National
Margin Comparison

			Yield	Yield on
	Percent of Assets*		On	Earning	Cost of
	Loans	Deposits	Loans**	Assets**	Funds**

2010	44%	83%	6.07%	5.28%	2.20%
2009	43	82	6.41	5.58	2.67
2008	42	81	6.62	5.74	3.26
2007	42	80	6.55	5.54	3.40
2006	41	80	6.34	5.30	2.97
2005	39	81	6.31	5.10	2.59

NEP Peers***	66%	81%	5.77%	4.96%	1.10%

*	Neffs Bancorp.
**	Neffs National.
***	December 31, 2010, or the three months ended December 31, 2010 annualized.

Source: SNL Financial, Charlottesville, Virginia.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 12

Neffs National Bank
Loan and Deposit Mix

	As a Percent of Loans
	Backed by Real Estate
Year	Res.		Multi-	Comm.	Home	Con-
End	Mtge.	Constr.	Family	RE	Equity	Sumer	C&I	Total

2010	53%	-	-	30%	8%	7%	2%	100%
2009	59	-	-	27	6	6	2	100
2008	59	1%	-	25	6	7	2	100
2007	60	1	-	26	4	7	2	100
2006	60	1	-	26	3	8	2	100
2005	60	-	-	25	4	9	2	100

NEP Peers*	42%	4%	1%	32%	3%	2%	7%	n/a

As a Percent of Deposits

				CDs
Year	Non-Int.		MMDA &
End	Bearing	NOW	Savings	Retail	Jumbo	Total	Brokered

2010	8%	3%	30%	37%	22%	100%	-
2009	9	3	29	38	21	100	-
2008	9	3	25	40	23	100	-
2007	10	4	24	41	21	100	-
2006	10	4	27	40	19	100	-
2005	10	5	32	35	18	100	-

NEP Peers*	13%	5%	46%	26%	12%	100%	n/a

*	December 31, 2010. Financial data are medians and will not add across.

Source: SNL Financial, Charlottesville, Virginia.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 13

Neffs Bancorp
Equity and Asset Quality Comparison

	As a Percent of Assets
	Tang.			30-89	Reserves/
	Equity	Reserves	NPAs*	Days	Loans

2010
Dec. 31st	16.77%	.40%	.97%	1.78%	.91%
Sept. 30th	17.16	.38	1.39	1.25	.87
June 30th	17.27	.34	1.14	1.12	.78
March 31st	17.35	.31	.33	1.34	.73

2010	16.77%	.40%	.97%	1.78%	.91%
2009	17.67	.32	.10	.66	.74
2008	18.65	.32	.07	.57	.75
2007	18.53	.27	.02	.54	.66
2006	19.10	.30	.02	.45	.74
2005	18.40	.31	.03	.57	.79

NEP Peers**	8.96%	.82%	1.68%	.67%	1.25%

*	Includes loans 90 days or more past due and restructured loans.
**	December 31, 2010.

Source: SNL Financial, Charlottesville, Virginia.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 14

Neffs National Bank
Loan Loss Provision and Net Charge-Offs

	2010	2009	2008	2007	2006
	(In thousands)

Balance at beginning of period	$829	$761	$620	$653	$657

Provision for loan losses	$368	$84	$145	-	-

Charge-offs	$111	$16	$5	$38	$6
Recoveries	28	-	1	5	2
Net charge-offs	$83	$16	$4	$33	$4

Balance at end of period	$1,114	$829	$761	$620	$653

Reserves/total loans	.91%	.74%	.75%	.66%	.74%

Reserves/Non-performing loans	41%	309%	440%	1,722%	1,256%

Source:  SNL Financial, Charlottesville, Virginia.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 15

Neffs National Bank
Regulatory Ratios

		Tier 1
	Risk Based	Risk Based	Leverage
End of Period	Capital	Capital	Ratio

Regulatory minimums
to be considered
“well-capitalized”	>10.00%	>6.00%	>5.00%

2010	31.57%	30.83%	16.63%
2009	32.65	32.06	17.45
2008	38.49	37.83	18.62
2007	38.49	37.92	18.69
2006	41.27	40.64	19.44
2005	41.22	40.55	18.66

NEP Peers*	13.56%	12.47%	9.00%

*	Bank level data for December 31, 2010.

Source: SNL Financial, Charlottesville, Virginia.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 16

Comparable Banks
Description

						No. of
Full Name	City, State	Assets*		Ticker	Exchange	Offices
		(In mill.)
Targeted Comparables**
Commercial National Financial Corporation	Latrobe, PA	$355		CNAF	NASDAQ	11
Eagle Bancorp Montana, Inc.	Helena, MT	333		EBMT	NASDAQ	6
First West Virginia Bancorp, Inc.	Wheeling, WV	283	***	FWV	NYSE	9
Fresno First Bank	Fresno, CA	137	***	FSNF	OTCBB	1
Heritage Bankshares, Inc.	Norfolk, VA	267		HBKS	OTCBB	6
Juniata Valley Financial Corp.	Mifflintown, PA	436		JUVF	OTCBB	12
Louisiana Bancorp, Inc.	Metairie, LA	321		LABC	NASDAQ	3
Norwood Financial Corp.	Honesdale, PA	537		NWFL	NASDAQ	11
Oak Valley Bancorp	Oakdale, CA	553		OVLY	NASDAQ	12
Osage Bancshares, Inc.	Pawhuska, OK	154		OSBK	OTCBB	3
Somerset Hills Bancorp	Bernardsville, NJ	329		SOMH	NASDAQ	6
Median (11 banks)		$329				6

Northeast PA Comparables ****
American Bank Incorporated	Allentown, PA	$485		AMBK	OTCBB	1
CCFNB Bancorp, Inc.	Bloomsburg, PA	614		CCFN	OTCBB	14
Fidelity D & D Bancorp, Inc.	Dunmore, PA	562		FDBC	OTCBB	11
First Keystone Corporation	Berwick, PA	797		FKYS	OTCBB	15
Honat Bancorp, Inc.	Honesdale, PA	533	***	HONT	OTCBB	9
Luzerne National Bank Corporation	Luzerne, PA	263	***	LUZR	OTCBB	7
MNB Corporation	Bangor, PA	293		MNBC	OTCBB	8
Norwood Financial Corp.	Honesdale, PA	537		NWFL	NASDAQ	11
Penseco Financial Services Corporation	Scranton, PA	916		PFNS	OTCBB	12
Peoples Financial Services Corp.	Hallstead, PA	559		PFIS	OTCBB	11
Median (10 banks)		$548				11

PA Banks under $20 Billion***** (85 banks)	-	$491		-	Various	9

Neffs Bancorp, Inc.	Neffs, PA	$278		NEFB	Pink Sheets	1

**	December 31, 2010, or as indicated.
***
Publicly traded banks and thrifts with assets between $100 million and $600 million, tangible equity as a percent of tangible assets greater than 11%, Non-interest income as a percent of average assets less than 2%, return on average assets over 0.75%, NPAs as a percent of assets under 2.50% and average daily volume over 400 shares.  Also excludes mutual holding companies and institutions that have announced a deal to sell the bank or thrift.

****	September 30, 2010.
*****
Publicly traded banks traded on the NYSE, NASDAQ or OTCBB located in Northeast Pennsylvania.  Northeast Pennsylvania is defined as the following counties:  Bradford, Carbon, Columbia, Lackawanna, Lehigh, Luzerne, Monroe, Northampton, Pike, Schuylkill, Sullivan, Susquehanna, Wayne and Wyoming.  Excludes banks with NPAs to assets over 2.50%.

******	Medians of all publicly traded banks located in Pennsylvania excluding banks with assets over $20 Billion.

Source: SNL Financial, Charlottesville, Virginia.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 17

Comparable Banks
Financial Data*

		Tang.
		Equity/		Return on
		Tang.	NPAs**/	Avg.	Avg.
Short Name	Assets	Assets	Assets	Assets	Equity
	(In mill.)
Targeted Comparables
Commercial National	$355	12.91%	.44%	1.49%	12.12%
Eagle Bancorp	333	15.85	1.16	.79	5.65
First West Virginia***	283	11.08	1.77	.99	9.05
Fresno First***	137	11.67	1.13	1.10	9.51
Heritage	267	14.07	.10	.75	5.62
Juniata Valley	436	11.00	.55	1.12	9.70
Louisiana Bancorp	321	18.79	.75	.78	3.79
Norwood Financial	537	12.60	2.11	1.37	10.97
Oak Valley	553	11.69	2.22	.88	7.36
Osage Bancshares	154	14.30	.97	.84	5.56
Somerset Hills	329	11.98	.30	.80	6.38
Median (11 banks)	$329	12.60%	.97%	.88%	7.36%

Northeast PA Comparables
American Bank	$485	5.80%	.37	.82%	15.17%
CCFNB	614	9.55	.68	1.03	9.41
Fidelity D & D	562	8.33	2.34	(.55)	(6.69)
First Keystone	797	7.56	.68	1.11	11.08
Honat Bancorp***	533	11.53	.94	1.30	11.65
Luzerne National***	263	9.43	.13	.93	10.27
MNB	293	8.86	1.39	.47	5.05
Norwood	537	12.60	2.11	1.37	10.97
Penseco Financial	916	10.60	.71	1.32	9.67
Peoples Financial	559	8.99	1.94	1.18	13.88
Median (10 banks)	$548	9.15%	.83%	1.07%	10.62%

PA Banks under $20 Billion (85 banks)	$491	8.82%	1.35%	.76%	8.15%

Neffs Bancorp	$278	16.77%	.97%	1.27%	7.42%

**	Financial data is for the twelve months ended December 31, 2010, or December 31, 2010.
***	Includes loans 90 days past due and restructured loans.
****	Financial data is for the nine months ended September 30, 2010 annualized, or September 30, 2010.

Source: SNL Financial, Charlottesville, Virginia.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 18

Comparable Banks
Stock Data*

		Price*/					Average
	Stock			Tangible		Dividend	Daily
Short Name	Price*	Earnings		Book	Assets	Yield	Volume**

Targeted Comparables
Commercial National	$18.81	9.8	X	117%	15.1%	4.68%	984
Eagle Bancorp	11.38	18.1		88	14.0	2.46	7,569
First West Virginia***	18.00	11.1		96	10.5	4.22	472
Fresno First***	9.50	NA		113	11.7	0.00	439
Heritage	12.75	19.6		107	11.5	1.88	520
Juniata Valley	16.90	14.8		151	16.5	4.97	1,196
Louisiana Bancorp	14.78	21.4		89	16.8	0.00	6,386
Norwood Financial	27.02	10.2		111	13.9	4.29	3,022
Oak Valley	6.24	12.7		93	8.9	0.00	2,118
Osage Bancshares	8.25	14.5		95	13.4	4.12	1,299
Somerset Hills	9.15	19.9		126	15.1	2.62	2,004
Median (11 banks)		14.6	X	107%	13.9%	2.62%	1,299

Northeast PA Comparables
American Bank	$6.50	10.0	X	132%	7.6%	3.08%	215
CCFNB	29.50	10.5		114	10.7	4.20	559
Fidelity D & D	20.00	NM		93	7.8	5.00	459
First Keystone	17.00	10.3		158	11.6	5.65	1,183
Honat Bancorp***	308.00	11.7		129	14.8	1.30	11
Luzerne National***	37.00	10.3		101	9.5	1.62	139
MNB	15.45	13.2		68	6.0	3.62	35
Norwood	27.02	10.2		111	13.9	4.29	3,022
Penseco Financial	38.00	10.6		132	13.6	4.42	997
Peoples Financial	27.65	13.4		176	15.6	2.89	667
Median (10 banks)		10.5	X	121%	11.2%	3.91%	509

PA Banks under $20 Billion (85 banks)		11.2	X	104%	8.8%	2.75%	266

Neffs Bancorp****	$260.00	13.8	X	100%	15.9%	1.82%	10

**	Stock price as of March 7, 2011. Financial data is for the twelve months ended December 31, 2010, or December 31, 2010.
***	For last twelve months.
****	Stock price as of March 7, 2011. Financial data is for the nine months ended September 30, 2010 annualized, or September 30, 2010.
*****	Based on fully-diluted earnings per share of $18.86 and dividends of $4.75 per share in 2010; and tangible book value per share of $260.21 and assets per share of $1,634 as of December 31, 2010.

Source: SNL Financial, Charlottesville, Virginia.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 19

Neffs Bancorp
Stock Trades Reported on the OTC Bulletin Board
From January 1, 2010 through March 7, 2011*

	Average	Estimated	Estimated
	Weighted	Number	Value
	Price	of Shares	of Shares
Period	Per Share	Traded*	Traded*

2011
March 1st	$260	75	$19,500
January and February	258	280	$72,090

2010
4th quarter	$251	312	$78,422
3rd quarter	266	280	74,613
2nd quarter	260	639	166,248
1st quarter	255	75	19,125
Avg./total full year 2010	$259	1,306	$338,408

*Trades reported on electronic exchanges with no physical location, such as the OTC bulletin board, are usually reported twice by the market maker when they purchase and sell a security to facilitate a trade.  To compensate, Danielson estimated the number and value of shares traded to be 50% of reported amounts. The average weighted price per share is not materially impacted.

Source: OTCBB.com and Danielson calculations.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 20

Neffs Bancorp
Stock Repurchases*

	Weighted
	Average	Number	Value
	Price	of Shares	of Shares
Period	Per Share	Repurchased	Repurchased

2011
February	$253	955	$241,615
January	260	75	19500
Avg./total Jan. and Feb.	$254	1,030	$261,115

2010
December	$256	65	$16,640
November	260	1,190	309,400
October	262	130	34,060
Avg./total 4th quarter	$260	1,385	$360,100

September	$270	50	$13,500
August	270	175	47,250
July	270	25	6,750
Avg./total 3rd quarter	$270	250	$67,500

June	$263	726	$190,938
May	256	1,145	293,120
April	260	25	6,500
Avg./total 2nd quarter	$259	1,896	$490,558

March	$260	25	$6,500
February	-	-	-
January	256	592	151,552
Avg./total 1st quarter	$256	617	$158,052

Avg./total full year 2010	$259	4,148	$1,076,210

*In April 2009, Neffs Bancorp, Inc. initiated a “No-Fee, Odd-Lot Sales Program” through which shareholders holding less than 100 shares of common stock can sell their shares to Neffs Bancorp.  Neffs Bancorp also purchases shares Over-The-Counter from shareholders holding more than 100 shares, but these repurchases are not part of the program.

Source: Neffs Bancorp’s 10-Q’s and 10-K’s.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 21

Neffs Bancorp
Discounted Dividend Model*

	Discount Rate8
	Scenario 1 (Normalized capital of 16.77%)*						Scenario 2 (Normalized capital of 12.00%)**
Terminal value9	10%		12%		14%		10%		12%		14%

	Value						Value
	(In millions)						(In millions)
10X earnings	$27.3		$24.3		$21.3		$45.4		$41.3		$37.7
12X earnings	33.0		28.8		25.1		50.6		45.7		41.5
14X earnings	38.2		33.2		29.0		55.7		50.1		45.4

	Per share***						Per share***
10X earnings	$156		$136		$119		$254		$231		$211
12X earnings	185		161		141		284		256		233
14X earnings	214		186		163		312		281		254

	Price times earnings						Price times earnings
10X earnings	8.1	X	7.1	X	6.2	X	13.3	X	12.1	X	11.0	X
12X earnings	9.6		8.4		7.3		14.8		13.3		12.1
14X earnings	11.2		9.7		8.5		16.3		14.6		13.3

	Price as a percent of tang. book						Price as a percent of tang. book
10X earnings	60%		52%		46%		97%		88%		81%
12X earnings	71		62		54		108		98		89
14X earnings	82		71		62		119		107		97

**	Assumes 7%10 annual asset growth, assets of $278 million, tangible equity of $46.7million, return on assets going forward of 1.27%11 and a “normalized” capital ratio of 16.77%12.
***	Assumes 7% annual asset growth, assets of $278 million, tangible equity of $46.7million, return on assets going forward of 1.27% and a “normalized” capital ratio of 12.00%13.
****	Assumes shares outstanding of 178,430 as of March 15, 2011.

 ____________________
8 Discount rates of 10%, 12% and 14% were based on the compounded annual return for “Small Company Stocks” for the 10-year period from
   1996 to 2006 was 13.62% (The Ibbotson Associates Inc., 2006 Yearbook: Market Results for 1926 to 2006), which set the high end at 14%, and returns since 2006 which were lower and set the low end at 10%.
9 Terminal value of 10 times and 12 times earnings were based on the median price times earnings multiple of the Comparable Banks which were 10.5, 11.2 and 14.6 times earnings.
10 Neffs Bancorp’s 10-year (2000-2010) and 20-year (1990-2010) annualized asset growth was 7%.
11 Neff Bancorp’s 5-year (2006-2010) average return on average assets was 1.27%.
12 Neff Bancorp’s tangible equity to tangible asset ratio was 16.77% as of December 31, 2010.
13 The Targeted Comparables reported a median tangible equity to tangible asset ratio of 12.60% and the Northeast PA Comparables reported a median tangible equity to tangible asset ratio of 9.15%.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 22

Pricing Applied to Neffs Bancorp*

	Price		Price/		Number
	Times		Tangible	Price/	In
Comparable Group	Earnings		Book	Assets	Group

Targeted Comparables	14.6	X	107%	13.9%	11
- Applied to Neffs Bancorp	$275		$278	$227

Northeast PA Comparables	10.5	X	121%	11.2%	10
- Applied to Neffs Bancorp	$198		$315	$183

PA Banks under $20 Billion	11.2	X	104%	8.8%	85
- Applied to Neffs Bancorp	$211		$271	$144

	Weighted		Estimated
	Average	Number	Value of
	Price	of Shares	Shares
Common stock trades	Per Share	Traded	Traded

OTC BB Trades
- Trade on March 1, 2011	$260	75	$19,500
- January/February 2011	$258	559	72,090
- 2010	259	2,612	338,408

Stock repurchase program
- January/February 2011	$254	1,030	$261,620
- 2010	259	4,148	1,076,210

	Capital Normalized at
	12.00%	16.77%
10% Discounted dividends/12X terminal value
- Applied to Neffs Bancorp	$284	$185

*	Based on fully-diluted earnings per share of $18.86 for the year ended December 31, 2010 and on tangible book value per share of $260.21 and assets per share of $1,634 as of December 31, 2010.

Sources: Danielson, OTCBB.com and Neffs Bancorp 10-K.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 23

Projected Cost of Merger

Legal fees and expenses	$80,000
Printing, solicitation and mailing costs	19,000
Financial advisory /valuation fees and exp.	17,000
Transfer agent fees and expenses	10,000
Accounting fees and expenses	5,000
SEC EDGAR and filing fees	5,000
Miscellaneous	14,000
Total	$150,000

Source: Neffs Bancorp internal projections.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 24

Projected Cost Savings from Merger in 2012

	2012
	With	Without
Expenses	Delisting	Delisting

Accounting	$25,000	$70,875
Employee costs	-	65,000
Review of SEC filings/internal controls	-	20,000
Legal	1,000	10,000
Proxy material	3,000	4,500
Filing fees	-	3,500
IT consultant	-	1,000
Proxy servicing	800	850
Total expense	$29,800	$175,725

Expected 2012 cost savings	$145,925

Note:  In 2011, the delisting will cost between $100,000 and $150,000.

Source: Neffs Bancorp internal projections.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 25

Comparable Going Private Transactions - with a Cash-Out Provision*

	For the Quarter or Quarter-End Prior to Announcement
		Tang.
		Equity/		Return on
		Tang.	NPAs**/	Avg.	Avg.
Institution	Assets	Assets	Assets	Assets	Equity
	(in mill.)

Profitable Going Private Comparables
First BancTrust Corporation	$340	7.66%	1.56%	.40%	5.01%
Gouverneur Bancorp, Inc (MHC)	133	15.16	.82	.69	4.37
Liberty Bancorp, Inc	373	11.23	2.13	.39	3.43
Peoples-Sidney Financial Corp.	138	11.03	.79	.56	5.08
Median	$239	11.13%	1.19%	.48%	4.69%

Unprofitable Going Private Comparables
Greenville Federal Financial Corp. (MHC)	$121	15.69%	1.49%	(4.79)%	(29.41)%
Clarkston Financial Corp.	201	5.68	3.24	(4.92)	(80.68)
First Bancorp of Indiana Inc.	363	7.61	.11	(.08)	(.87)
Median	$201	7.61%	1.49%	(4.79)%	(29.41)%

Neffs Bancorp, Inc.	$278	16.77%	.97%	.97%	5.70%

				Cash-Out	Cash-Out
			Cash-Out	Premium on	Price/
		Announced	Stock	Day	Tang. Book
Institution	City, State	Date	Price	Announced	Prior Qtr.

Profitable Going Private Comparables
First BancTrust Corporation	Paris, IL	4/18/08	$11.00	22.2%	95%
Gouverneur Bancorp, Inc (MHC)	Gouverneur, NY	6/24/08	10.00	16.3	111
Liberty Bancorp, Inc	Liberty, MO	9/22/09	15.00	79.6	126
Peoples-Sidney Financial Corp.	Sidney, OH	2/19/08	13.47	7.8	109
Median				19.3%	110%

Unprofitable Going Private Comparables
Greenville Federal Financial Corp. (MHC)	Greenville, OH	7/7/09	$6.50	97.0%	80%
Clarkston Financial Corp.	Clarkston, MI	1/10/08	10.00	37.9	94
First Bancorp of Indiana Inc.	Evansville, IN	2/20/08	14.00	12.9	94
Median				37.9%	94%

*	Bank and thrift going private transactions after 2007 with a cash-out provision for shareholders below a certain threshold.
**	Includes loans 90-days past due and restructured loans.

Source: Various SEC regulatory filings.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 26

Going Private Pricing Applied to Neffs Bancorp

	Cash-out Price/		Premium		Number
	Tang. Book		On Day		In
Comparable Group	Prior Quarter		Announced		Group

Profitable Going Private Comps.	110%		7.8%-22.2	%*	4
- Applied to Neffs Bancorp	$286	**	$280-$318	***

*	Excludes one outlier at 79.6% premium.
**	Based on tangible book value of $260.21 per share as of December 31, 2010.
***	Based on reported closing price of $260 per share on March 1, 2011.

Source: Neffs Bancorp and Danielson calculations.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 27

Projections of Cash Consideration Paid Out
To First and Second Tier Record Holders

		Second Tier
	Cash Paid Out	Record Holders
Cash	To First Tier	Cash	Cash
Consideration	Record	Election	Election
Per Share	Holders	of 50%	of 100%

	Cash Consideration Paid Out by Tier ($000)

$276	$767	$1,549	$3,099
286	795	1,606	3,211
296	822	1,662	3,323

	Total Cash Consideration Paid Out ($000) *

$276	n/a	$2,316	$3,866
286	n/a	2,400	4,006
296	n/a	2,484	4,146

*Includes cash paid out to First Tier Record Holders.

Source: Danielson calculations.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 28

Neffs Bancorp – Pro-Forma Consolidated Balance Sheet
With Cash Consideration of $286 Per Share

	As Reported	Adj. for Stock	Adj. for	Pro Forma
	12/31/2010	Repurch Prog.*	Merger	2010

Assumes First Tier and 50% of Second Tier are Cashed-Out ($ in thousands)
Assets
Cash & balance due	$7,589	$(262)	$(2,550)**	$4,777
Investments, net loans and other	270,874	-	-	270,874
Total assets	$278,463	$(262)	$(2,550)	$275,651

Liabilities and equity
Liabilities	$231,766	-	-	$231,766
Equity	46,697	$(262)	$(2,550)	$43,885
Total liabilities and equity	$278,463	$(262)	$(2,550)	$275,651

Change in shares outstanding	n/a	(1,030)	(8,392)	n/a
Shares outstanding***	179,460	178,430	170,038	170,038

Book value per common equivalent share	$260.21	$260.24	$258.09	$258.09
Change in book value per share	n/a	$0.03	$(2.15)	$(2.12)
Equity as a percent of assets	16.77%	-	-	15.92%

Assumes First Tier and 100% of Second Tier is Cashed-Out ($ in thousands)
Assets
Cash & balance due	$7,589	$(262)	$(4,156)**	$3,171
Investments, net loans and other	270,874	-	-	270,874
Total assets	$278,463	$(262)	$(4,156)	$274,045

Liabilities and equity
Liabilities	$231,766	-	-	$231,766
Equity	46,697	$(262)	$(4,156)	42,279
Total liabilities and equity	$278,463	$(262)	$(4,156)	274,045

Change in shares outstanding	n/a	(1,030)	(14,006)	n/a
Shares outstanding***	179,460	178,430	164,424	164,424

Book value per common equivalent share	$260.21	$260.24	$257.14	$257.14
Change in book value per share	n/a	$0.03	$(3.11)	$(3.07)
Equity as a percent of assets	16.77%	-	-	15.43%

*	Adjustment for shares repurchased in January and February 2011.
**	Includes cash paid out to shareholders and estimated Merger expenses of $150,000.
***	Includes common and Series A Preferred.

Source: Neffs Bancorp and Danielson calculations.

Danielson Associates, LLC	March 15, 2011

Neffs Bancorp, Inc.	Tables

Table 29

Neffs Bancorp – Pro-Forma Consolidated Income Statement
With Cash Consideration of $286 Per Share

	As Reported		Adj. for Stock	Adj. for		Pro-Forma
	2010		Repurch Prog.*	Merger		2010

Assumes First Tier is Cashed-Out and 50% of Second Tier is Cashed-Out ($ in thousands)

Net interest income	$8,615		$(8)**	$(72	)**	$8,535
Non-interest income	265		-	-		$265
Non-interest expense	3,577		-	(146	)**	$3,431
Net operating income	$5,303		$(8)	$(74)		$5,369

Provision for loan losses	$368		-	-		$368
Net securities impairment	533		-	-		$533

Pre-tax income	$4,402		$(8)	$74		$4,468
Tax***	976		(3)	25		$998
Net income	$3,426		$(5)	$49		$3,470

Earnings per share	$19.09	****	$19.17	$20.41		$20.41
Change in earnings per share	n/a		$0.08	$1.23		$1.31

Shares outstanding*****	179,460		178,430	170,038		170,038

Assumes First Tier and 100% of Second Tier is Cashed-Out ($ in thousands)

Net interest income	$8,615		$(8)**	$(120	)**	$8,487
Non-interest income	265		-	-		265
Non-interest expense	3,577		-	( 146	)**	3,431
Net operating income	$5,303		$(8)	$26		$5,321

Provision for loan losses	$368		-	-		$368
Net securities impairment	533		-	-		$533

Pre-tax income	$4,402		$(8)	$26		$4,420
Tax***	976		(3)	9		$982
Net income	$3,426		$(5)	$17		$3,342

Earnings per common equivalent share	$19.09	****	$19.17	$20.91		$20.91
Change in earnings per share	n/a		$0.08	$1.74		$1.82

Shares outstanding*****	179,460		178,430	164,424		164,424

*	Adjustment for shares repurchased in January and February 2011.
**	Assumes 3% loss on cash paid out and $146,000 in annual cost savings.
***	Assumes a 34% tax rate for adjustments.
****	Based on shares outstanding as of December 31, 2010. Fully-diluted 2010 EPS was lower at $18.86.
*****	Includes common and Series A Preferred.

Source: Neffs Bancorp and Danielson calculations.

Danielson Associates, LLC	March 15, 2011